Exhibit 99.1

	RE:	Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
J. Patrick Ervin	Robert Leahy

Chairman, President & CEO

Analyst Inquiries
(607) 378-4420	(212) 445-8017

HARDINGE ACQUIRES STOCK OF MINORITY SHAREHOLDERS OF HARDINGE
TAIWAN LIMITED AND STOCK OF U-SUNG CO. LTD.

ELMIRA, N.Y., January 6, 2006 – Hardinge Inc. (Nasdaq: HDNG), a globally diverse producer of advanced material-cutting solutions, today announced, as outlined in an 8K filed January 3, 2006, that it has acquired the stock of the minority shareholders of Hardinge Taiwan Limited.  Pursuant to a Joint Venture Agreement dated March 16, 1999, Hardinge had owned 51% of Hardinge Taiwan Limited and the selling shareholders owned 49% of the Company.  With this transaction, Hardinge now owns 100% of Hardinge Taiwan Limited, making it a wholly-owned subsidiary of the Company.  Additionally, Hardinge also announced that it has acquired 100% of the stock of U-Sung Co. Ltd., a Company owning the land and building utilized for the Hardinge Taiwan Limited operations.

J. Patrick Ervin, Chairman of the Board of Directors, President, and Chief Executive Officer said, “We are delighted to acquire the stock of the minority shareholders of Hardinge Taiwan Limited.  This transaction is in alignment with and supports the execution of our business strategy to be a globally diversified producer of advanced material-cutting solutions.  As we have said in the past, the Asian marketplace, especially China, is a growth area for machine tool consumption.  China now represents the largest single market for machine tool consumption in the world and it is likely to remain the largest market for some time to come.  With wholly-owned manufacturing operations in both China and Taiwan, we are now well positioned to increase our market share in this critical part of the world.  In addition, Hardinge Taiwan will now serve as a strategic center for sourcing and technical assistance to our operations around the globe.

Hardinge Inc., founded more than 100 years ago, is a leading provider of advanced material-cutting solutions to the world.  The Company designs, manufactures, and sells computer controlled metal-cutting lathes, machining centers, and grinding machines together with collets, chucks, indexing fixtures, and other industrial products.  Our products are of the highest precision and reliability generally available in the market, providing our customers with superior productivity solutions. The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  For more information, please visit the Company’s website at www.hardinge.com.

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